CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$250,000,000	$31,125

Pricing Supplement Dated May 7, 2018	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 5, 2015 and	Registration No. 333-207838

Prospectus Supplement dated November 5, 2015)

PACCAR Financial Corp.

Medium-Term Notes, Series O – Floating Rate

CUSIP# 69371RP34

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Barclays Capital Inc.
☒	BNP Paribas Securities Corp.
☐	Citigroup Global Markets Inc.
☐	J.P. Morgan Securities LLC
☒	Merrill Lynch, Pierce, Fenner & Smith

Incorporated

☒	MUFG Securities Americas Inc.
☒	U.S. Bancorp Investments, Inc.
☒	Other: ANZ Securities, Inc.

Scotia Capital (USA) Inc.

Westpac Capital Markets LLC

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: May 10, 2018 (T+3)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: May 10, 2021

Net Proceeds to Company: $249,500,000

Interest Payment Date(s): February 10, May 10, August 10 and November 10 commencing August 10, 2018

Record Dates: January 27, April 26, July 27 and October 27 preceding the applicable Interest Payment Date

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:
☐ Inverse Floating Rate Note Fixed Interest Rate:
☐ Other Floating Rate Note (see attached)

Initial Interest Reset Date: May 10, 2018

Interest Reset Dates: February 10, May 10, August 10 and November 10

Interest Rate Basis:

☐ Commercial Paper Rate	☐ Federal Funds Rate	DesignatedLIBOR Currency:
☐ CMT Rate	☐ Federal Funds (Effective) Rate	☐ Prime Rate
☐ Reuters Page FRBCMT	☐ Federal Funds Open Rate	☐ Treasury Rate
☐ Reuters Page FEDCMT	☐ Federal Funds Target Rate	☐ Other (see attached)
If Reuters Page FEDCMT:	☒ LIBOR
☐ Weekly Average	Designated LIBOR Page:
☐ Monthly Average	☒ Reuters Page LIBOR 01
☐ Reuters Page LIBOR 02

Index Maturity: 3 month LIBOR

Spread (+/-): + 0.260%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐	30/360 for the period from to .
☒	Actual/360 for the period from May 10, 2018 to May 10, 2021.
☐	Actual/Actual for the period from to .

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:                %

Annual Redemption Percentage Reduction:                % until Redemption Percentage is 100% of the Principal Amount.

☐	The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:                %

Form: ☒ Book-Entry    ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
BNP Paribas Securities Corp.	Bookrunner	$52,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bookrunner	$52,500,000
MUFG Securities Americas Inc.	Bookrunner	$52,500,000
U.S. Bancorp Investments, Inc.	Bookrunner	$52,500,000
ANZ Securities, Inc.	Co-Manager	$13,334,000
Scotia Capital (USA) Inc.	Co-Manager	$13,333,000
Westpac Capital Markets LLC	Co-Manager	$13,333,000
Total		$250,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A

Supplemental Plan of Distribution

The following discussion supplements the discussion contained in the accompanying Prospectus and Prospectus Supplement under the caption “Plan of Distribution.”

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (‘‘NI 33-105’’), the agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this pricing supplement may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the bookrunners for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe to the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each relevant member state.

We or the agents have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the agents with a view to the final placement of the securities as contemplated in this pricing supplement. Accordingly, no purchaser of the securities, other than the agents, is authorized to make any further offer of the securities on behalf of us, or the agents.

United Kingdom

The communication of this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement and the accompanying prospectus supplement and prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement and the accompanying prospectus supplement and prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.